Exhibit 99.1
ADVENTRX Announces Positive Efficacy and Safety Results from CoFactor Phase II Clinical Trial
Increased Clinical Benefit with Low Toxicity Reported in Patients
Results presented at 2006 Gastrointestinal Cancers Symposium in San Francisco
SAN DIEGO — January 30, 2006 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced that it presented positive efficacy and safety data from its Phase II multi-center CoFactor™ clinical trial at the 2006 Gastrointestinal Cancers Symposium in San Francisco. Objective results from an independent radiology organization concluded there was an overall clinical benefit of 85%. The Company also reported longer than expected time to tumor progression (TTP), with no drug-related grade 3 or grade 4 gastrointestinal or hematological toxicities. These and other findings from a blinded, expert assessment of radiographical tumor stabilization and regression data were included in the presentation. The Company contracted the independent radiology organization to ensure the objectivity and integrity of the Phase II clinical trial response data.
“We are very encouraged by the findings of the independent reviewers. The high level of activity and low toxicity of CoFactor plus 5-fluorouracil (5-FU) suggests that this combination may prove useful as an initial treatment for metastatic colorectal cancer, especially among patients who would benefit from minimizing toxicity,” said Evan M. Levine, president and CEO for ADVENTRX. “These results give us added confidence as we proceed to our Phase III pivotal study.”
Objective, third-party-confirmed tumor response results from Phase II CoFactor plus 5-FU trial
•	Third-party radiological assessments established a clinical benefit of 85% following treatment with CoFactor and 5-FU, a higher outcome than the Company reported previously. The Company previously reported a clinical benefit of 65% as assessed by the clinical site investigators. Clinical benefit is defined as the percentage of patients on study drug whose tumors shrunk or stabilized.
•	The primary endpoint for the study, objective response, as determined by blinded third-party radiology assessment, exceeded the 25% target originally established for the trial. The reviewers determined that 35% of patients achieved an objective response and 9% of patients exhibited a minor response with CoFactor and 5-FU. Objective response is defined as those patients having complete or partial tumor responses and minor response is defined as a tumor reduction of less than 50% of total tumor size. A complete response is a complete disappearance of the tumor and a partial response is at least a 50% reduction in total tumor size. These measurements were confirmed by a repeat MRI or CT scan performed no less than four weeks after the criteria for response are first met, as defined by World Health Organization (WHO) criteria.
•	Forty-one percent of patients exhibited stable disease and 15% exhibited progressive disease. Stable disease is no evidence of response (CR, PR, or MR) or progression; and progressive disease is at least a 25% increase in tumor size at the end of the treatment cycle, as measured by CT or MRI scans.
“The audit of our primary efficacy endpoint by a team of independent experts, operating under a pre-defined and quality-assured procedure to ensure the integrity of the data, has corroborated the findings of the clinical investigators, suggesting that CoFactor with 5-FU may be a highly effective therapy for patients with metastatic colorectal cancer,” commented James Merritt, MD, chief medical advisor for ADVENTRX. “By historical comparison, the published response rates for IV bolus leucovorin plus 5-FU administered in a multi-institutional setting have averaged only about 10-20%, compared to 35% which was observed in this CoFactor Phase II study.”
Time to tumor progression and safety results from the Phase II CoFactor plus 5-FU trial
•	Time to tumor progression (TTP), a secondary endpoint of the study, was reported to have reached 163 days, or greater than 5.4 months, surpassing the Company’s expectations. TTP is defined as the time from the start of treatment until objective tumor progression. The determination for TTP is given as a median value based on Kaplan-Meier estimates.

•	Median survival, another secondary endpoint of the study, could not be reported at this time since more than 50% of the patients on the study are still alive.
“Importantly, the response rate and time to tumor progression numbers have surpassed previous published values from multiple institutional studies using leucovorin and 5-FU, including the registration trials for irinotecan and capecitabine, for which the CoFactor Phase II time to tumor progression was approximately 25% longer,” added Dr. Merritt.
CoFactor plus 5-FU regimen well tolerated
•	No grade 3 or 4 drug-related hematological toxicities were recorded for patients during the trial and there were no grade 3 or 4 gastrointestinal toxicity events related to the CoFactor/5-FU treatment regimen, demonstrating that the treatment was well tolerated. Toxicity grades were determined in accordance with the National Cancer Institute’s Common Terminology Criteria for Adverse Events grading system.
“CoFactor plus 5-FU helped stabilize the overwhelming majority of these patients and did so with a minimum of serious hematological or gastrointestinal toxicity,” commented Joan M. Robbins, Ph.D. chief scientific officer and executive vice president for ADVENTRX. “These findings further support the development of CoFactor in chemotherapy regimens that utilize 5-FU. While we have not reached a median survival value, we currently plan to announce that value and related data after they become determinable.”
The abstract “5,10-methylenetetrahydrofolic acid with 5-fluorouracil as first line treatment in metastatic colorectal cancer: a phase II study” was presented by Tony Reid, M.D., Ph.D., Associate Professor, Director Gastrointestinal Malignancy Program, Department of Hematology/Oncology at the University of California San Diego (UCSD) and principal investigator for the Phase II CoFactor trial.
About the Phase II CoFactor trial
The Phase II clinical trial is an open label, single arm Simon two-stage study design to assess the safety and efficacy of CoFactor plus 5-FU as a first line treatment of metastatic colorectal cancer. Patients enrolled in the trial had performance status ECOG 0-2 and measurable metastatic colorectal cancer, with or without prior adjuvant chemotherapy including 5-FU/leucovorin but no prior chemotherapy for metastatic disease. Patients may receive more than two cycles each consisting of CoFactor 60 mg/m2 and 5-FU 450 mg/m2 (weekly IV bolus) for six consecutive weeks, followed by a 14 day rest period, which is defined as a cycle. The trial is being conducted in the U.S. and Europe under a U.S. investigational new drug application.
About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug being developed to enhance the activity and reduce associated toxicity of the widely used cancer chemotherapeutic 5-fluorouracil (5-FU). In comparison to leucovorin, CoFactor creates more stable binding of the active form of 5-FU to the target enzyme, thymidylate synthase (TS). CoFactor bypasses the chemical pathway required by leucovorin to deliver the active form of folate, allowing 5-FU to work more effectively. This improves 5-FU performance and lowers toxicity. A Phase IIb randomized controlled clinical trial is ongoing to evaluate CoFactor with 5-FU as a first line treatment of metastatic colorectal cancer. The Company has received clearance under a special protocol assessment from the US Food and Drug Administration (FDA) to begin a CoFactor Phase III pivotal clinical trial for metastatic colorectal cancer, which is currently planned to begin patient dosing in Q1 2006.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last quarterly report on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
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